                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13D-1 (B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2

                                (AMENDMENT NO. 1)

                                 SCANSOFT, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    80603P107
                                 (CUSIP NUMBER)

                                FEBRUARY 14, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 2 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      Lernout & Hauspie Speech Products N.V

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      The Kingdom of Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 3 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      L&H Holdings USA, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 4 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      Lernout & Hauspie Speech Products USA, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 5 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      L&H Applications USA, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 6 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      Linguistic Technologies, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Minnesota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 7 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      L&H Linguistics USA, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

CUSIP NO.: 80603P107              SCHEDULE 13G                      PAGE 8 OF 13


(1)   NAME OF REPORTING PERSONS:

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

      VoicePA, Inc. f/k/a Interactive Systems, Inc.

(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   | |

      (b)   | |

      Not applicable

(3)   SEC USE ONLY

(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      (5)   SOLE VOTING POWER: 0

      (6)   SHARED VOTING POWER: 0

      (7)   SOLE DISPOSITIVE POWER: 0

      (8)   SHARED DISPOSITIVE POWER: 0

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      0

(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

      Not applicable

(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      0%

(12)  TYPE OF REPORTING PERSON:

      CO

ITEM 1(A).  NAME OF ISSUER:

            ScanSoft, Inc (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            9 Centennial Drive
            Peabody, MA 01960

ITEM 2(A).  NAME OF PERSON FILING:

            See respective cover pages.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Lernout & Hauspie Speech Products N.V.
            Flanders Language Valley 50
            8900 Ieper, Belgium

            L&H Holdings USA, Inc.
            52 Third Ave
            Burlington, MA 01803

            Lernout & Hauspie Speech Products USA, Inc.
            52 Third Ave
            Burlington, MA 01803

            L&H Applications USA, Inc.
            52 Third Ave
            Burlington, MA 01803

            Linguistic Technologies, Inc.
            52 Third Avenue
            Burlington, MA 01803

            L&H Linguistics USA, Inc.
            52 Third Ave
            Burlington, MA 01803

            VoicePA, Inc. f/k/a Interactive Systems, Inc.
            52 Third Avenue
            Burlington, MA 01803

ITEM 2(C).  CITIZENSHIP:

            Lernout & Hauspie Speech Products N.V.         Kingdom of Belgium
            L&H Holdings USA, Inc.                         Delaware
            Lernout & Hauspie Speech Products USA, Inc.    Delaware
            L&H Applications USA, Inc.                     Delaware
            Linguistic Technologies, Inc.                  Minnesota
            L&H Linguistics USA, Inc.                      Delaware
            VoicePA, Inc. f/k/a Interactive Systems, Inc.  Pennsylvania


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E).  CUSIP NUMBER:

            80603P107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

            (a)   Amount beneficially owned:

                  See respective cover pages.

            (b)   Percent of class:

                  See respective cover pages.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See respective cover pages.

                  (ii)  Shared power to vote or to direct the vote:

                        See respective cover pages.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See respective cover pages.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See respective cover pages.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock, check the following |X|

ITEM 6.     OWNERSHIP OF MOVE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 28, 2003


                                    LERNOUT & HAUSPIE  SPEECH PRODUCTS N.V.

                                    By:  /s/   J.M. Vanstaen
                                         ---------------------------------------
                                         By:  J.M. Vanstaen
                                         Title:  Curator


                                    L & H HOLDINGS USA, INC.

                                    By:  /s/  Allan Forsey
                                         ---------------------------------------
                                         By:   Allan Forsey
                                         Title:  Vice President, Finance


                                    LERNOUT & HAUSPIE  SPEECH PRODUCTS USA, INC.

                                    By:  /s/  Allan Forsey
                                         ---------------------------------------
                                         By:  Allan Forsey
                                         Title:  Vice President, Finance


                                    L&H APPLICATIONS USA, INC.

                                    By:  /s/  Allan Forsey
                                         ---------------------------------------
                                         By:  Allan Forsey
                                         Title:  Vice President, Finance


                                    LINGUISTIC TECHNOLOGIES, INC.

                                    By:  /s/  Allan Forsey
                                         ---------------------------------------
                                         By:  Allan Forsey
                                         Title:  Vice President, Finance

                                   L&H LINGUISTICS USA, INC

                                   By:  /s/  Allan Forsey
                                        ---------------------------------------
                                        By:  Allan Forsey
                                        Title:  Vice President, Finance


                                   VOICEPA, INC. f/k/a INTERACTIVE SYSTEMS, INC.


                                   By:  /s/  Allan Forsey
                                        ---------------------------------------
                                        By:  Allan Forsey
                                        Title:  Vice President, Finance